LIN BROADCASTING CORPORATION
                            5295 Carillon Point
                            Kirkland, WA  98033
                              (206) 828-1902
                           (206) 828-1900 (FAX)

                                                      FOR IMMEDIATE RELEASE

             LIN BROADCASTING TO SPIN OFF LIN TELEVISION GROUP
                       ACQUIRES WTNH-TV, CONNECTICUT


KIRKLAND, Wash., June 8, 1994 - LIN Broadcasting Corporation (NASDAQ: LINB) today announced that it intends to distribute the common stock of its subsidiary, LIN Television Corp., to LIN Broadcasting's stockholders on a tax-free basis. LIN also announced that it entered into a definitive agreement to acquire WTNH-TV, the ABC affiliate in Hartford-New Haven, Connecticut from Cook Inlet Communications Corp. for approximately $120 million cash and 11.5% of the common stock of LIN Television Corp. These transactions will create a public company which owns seven network-affiliated television stations, including stations in Dallas, Indianapolis and Norfolk.

     Craig O. McCaw, Chairman of the Board and Chief Executive Officer of LIN Broadcasting Corporation, said "Television and cellular are two great but fundamentally different businesses that should be managed separately. We believe the spin-off enables LIN Television to continue to do acquisitions like WTNH-TV and feel there is substantial opportunity for an independent, highly focused television business to grow rapidly and take advantage of the opportunities we see ahead."

     McCaw, who will serve as the Chairman of the new entity, went on to say, "I am pleased to announce that Gary Chapman, who has ably shepherded the LIN Television properties since 1989 has been named President and Chief Executive Officer of the company which I am confident will continue to grow and prosper as an independent public company under his leadership. Gary has not only delivered excellent financial performance, but also been innovative in the areas of programming and community involvement."

     Gary R. Chapman, currently President of LIN Broadcasting's television group, said "It is a great time to be going out on our own in the television industry. Free over-the-air broadcasting has recovered with the economy and has proven its durability in the face of competition from cable and other media. These stations have strong franchises in attractive markets. We believe that with our major news presence and local programming, combined with our network affiliations, we can provide real value to viewers, advertisers and investors."

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     Following the spin off, it is expected that approximately
42% of LIN Television Corp.'s shares will be publicly owned and approximately 46% will be owned by McCaw Cellular Communications, Inc. (NASDAQ: MCAWA). A share distribution ratio has not yet been established. LIN Television Corp. intends to apply for listing of its shares on NASDAQ. The transaction is subject to Federal Communications Commission and other approvals, and to obtaining a satisfactory tax ruling permitting the spin off to be structured as a tax-free distribution to shareholders of the common stock of LIN Broadcasting. The closing of the acquisition and the spin off are expected to occur by year-end 1994.

     In connection with these transactions, LIN Television Corp. and McCaw Cellular will enter into a Private Market Value Guarantee which will require McCaw Cellular, effective January, 1998, either to acquire all the outstanding shares of LIN Television Corp. at a private market value per share as determined by independent investment banks, or to put LIN Television Corp. in its entirety up for sale, under the direction of independent directors, in a manner intended to maximize value for all LIN Television Corp. shareholders. This Guarantee does not otherwise change the existing Private Market Value Guarantee between LIN Broadcasting and McCaw Cellular, which provides for an appraisal process of LIN Broadcasting beginning in January, 1995.

     On May 31, LIN entered into a Local Marketing Agreement with KXTX-TV, channel 39, an independent station in Dallas-Ft. Worth owned by the Christian Broadcasting Network, Inc. LIN Television Corp.'s Dallas station, KXAS-TV will handle substantially all programming and production for both stations. It will also program the highly acclaimed children's program "Bill Nye the Science Guy," which is produced in partnership with the Disney Co., and local news will be rebroadcast over KXTX-TV, providing a larger audience and expanded production facilities for KXAS-TV's programming.

     Following the acquisition, LIN Television Corp. will own WTNH-TV; KXAS-TV, channel 5, an NBC affiliate in Dallas-Ft. Worth, Texas; WISH-TV, channel 8, a CBS affiliate in Indianapolis, Indiana; WAVY-TV, channel 10, an NBC affiliate in Hampton Roads-Norfolk-Portsmouth, Virginia; KXAN-TV, channel 36, an NBC affiliate in Austin, Texas; WAND-TV, channel 17, an ABC affiliate in Decatur-Champaign-Springfield-Danville, Illinois; and WANE-TV, channel 15, a CBS affiliate in Ft. Wayne, Indiana. Pro-forma for the acquisition, LIN Television Corp.'s 1993 revenue would have been approximately $160 million and broadcasting cash flow would have been approximately $80 million. LIN Television Corp. expects to have debt at closing of the acquisition and spin off of approximately $320 million.

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     LIN Broadcasting Corporation is engaged in cellular
telephone operations, television broadcasting and specialty publishing. LIN has major ownership interests in cellular telephone systems serving the metropolitan areas of New York City, Los Angeles, Philadelphia, Dallas-Ft. Worth, Houston and Galveston. LIN also owns seven network-affiliated television stations, and publishes advertiser-supported hard cover magazines placed in the rooms of distinguished hotels in 34 market areas including most major cities nationwide. McCaw Cellular Communications, Inc. owns approximately 52% of LIN.

     McCaw Cellular Communications, Inc. operating under the name Cellular One in most of its markets, is the largest cellular service provider in the United States and is developing and marketing a broad range of wireless communication services, including a cellular network that spans the continent and is capable of transmitting voice and data communications. McCaw Cellular is the nation's fifth largest messaging service provider and also provides telephone service for commercial and private aircraft through its ownership of Claircom Communications Group., L.P.



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Contacts:

Media:      Bob Ratliffe
            Vice President of Corporate Communications
            McCaw Cellular Communications, Inc.
            (206) 828-8685
            (206) 979-4254 (cellular)

Investors/  Donald Guthrie
Analysts:   Senior Vice President - Finance
            LIN Broadcasting Corporation
            (206) 828-1902

            Lisa La Magna
            Abernathy MacGregor Scanlon
            (212) 371-5999


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                        LIN TELEVISION CORP. STATIONS



                                        NSI
Call                                   Market
Letters    Market                      Rank(1)  Channel   Affiliation
- - --------   -----------------------     -------  -------   -----------

KXAS-TV    Ft. Worth-Dallas, Texas        8         5        NBC

WTNH-TV    Hartford-New Haven            25         8        ABC
           Connecticut (2)

WISH-TV    Indianapolis, Indiana         26         8        CBS

WAVY-TV    Hampton Roads-Norfolk-        39        10        NBC
           Portsmouth, Virginia

KXAN-TV    Austin, Texas                 68        36        NBC

WAND-TV    Decatur-Champaign-            77        17        ABC
           Springfield-Danville,
           Illinois

WANE-TV    Fort Wayne, Indiana          103        15        CBS



(1) Source:   Nielsen Station Index ("NSI") - DMA Market Ranking 1993-
              1994, A.C. Nielsen Company.

(2) To be acquired.